Exhibit 99.2

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

PRESENTATION AT ESMO HIGHLIGHTS ANTI-METASTATIC EFFECTS OF

ARQ 197 C-MET INHIBITOR IN NON-SMALL CELL LUNG CANCER

Additional presentations to include data related to combinations of ARQ 197 with sorafenib and gemcitabine

Woburn, MA, October 11, 2010 — ArQule, Inc. (NASDAQ: ARQL) today announced the presentation of final results from a Phase 2 clinical trial in non-small cell lung cancer (NSCLC) of ARQ 197, a selective small molecule inhibitor of the c-MET receptor tyrosine kinase, at the annual meeting of the European Society for Medical Oncology (ESMO).

The presentation included new exploratory data analyses related to the anti-metastatic effect of ARQ 197 observed in this trial. Patients treated with ARQ 197 plus erlotinib had a median time to develop new metastases of 7.3 months, compared to 3.6 months for patients treated with erlotinib plus placebo. This effect was more pronounced among patients with non-squamous cell histology, among whom the median time to develop new metastases was 11.0 months for patients treated with ARQ 197 plus erlotinib, compared with 3.6 months for those treated with erlotinib plus placebo.

“The metastases-delaying data from this trial further strengthen our mechanistic understanding of the anti-cancer effect of ARQ 197,” said Brian Schwartz, M.D., chief medical officer of ArQule. “We believe these findings are of clinical significance and reflect the biological involvement of c-MET in cancer cell metastasis and resistance to treatment with EGFR inhibitors such as erlotinib.”

As previously announced, data from this trial showed promising overall survival and progression-free survival among patients with advanced, refractory NSCLC treated with ARQ 197 in combination with erlotinib.

Additional ARQ 197 presentations at ESMO

Additional presentations scheduled for October 11, 2010 will include data from clinical trials evaluating ARQ 197 in combination with sorafenib and gemcitabine, respectively, as well as biomarker results from a Phase 1 trial with ARQ 197 in cirrhotic patients with hepatocellular carcinoma and results from a Phase 1 trial in Japanese patients. The times and titles of these presentations follow:

Monday, October 11, 2010

Poster Presentation III

Hall 3: 12:30 p.m. – 1:30 p.m.

509P: A phase 1 dose escalation trial evaluating ARQ 197 administered in combination with sorafenib in adult patients with advanced solid tumors

510P: Phase 1b dose escalation trial evaluating c-MET inhibitor ARQ 197 plus gemcitabine in patients with advanced solid tumors on schedules refined by in vitro mechanistic studies

196P: Biomarker results from ARQ 197-114: a phase 1b trial evaluating the cMET inhibitor ARQ 197 in cirrhotic patients with hepatocellular carcinoma

508P: A Phase 1 dose escalation trial of selective c-MET inhibitor ARQ 197 in Japanese patients with metastatic solid tumors

About ARQ 197 and c-MET

ARQ 197 is an orally available, selective inhibitor of c-MET, a receptor tyrosine kinase. When abnormally activated, c-MET plays multiple roles in aspects of human cancer, including cancer cell growth, survival, angiogenesis, invasion and metastasis. Pre-clinical data have demonstrated that ARQ 197 inhibits c-MET activation in a range of human tumor cell lines and shows anti-tumor activity against several human tumor xenografts. In clinical trials to date, treatment with ARQ 197 has been well tolerated and has resulted in tumor responses and prolonged stable disease across broad ranges of tumors and doses.

In December 2008, ArQule and Daiichi Sankyo Co., Ltd. signed a license, co-development and co-commercialization agreement to co-develop ARQ 197 in the U.S., Europe, South America and the rest of the world, excluding Japan, China (including Hong Kong), South Korea and Taiwan, where Kyowa Hakko Kirin Co., Ltd. has exclusive rights for development and commercialization.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next- generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and upcoming Phase 3 clinical development, is ARQ 197, an inhibitor of the c-MET receptor tyrosine kinase. The Company is also conducting Phase 1 clinical testing with ARQ 621, designed to inhibit the

Eg5 kinesin motor protein. The Company’s pre-clinical pipeline includes a compound designed to inhibit the B-RAF kinase. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIPTM), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase. The most advanced AKIPTM program is focused on the discovery of inhibitors of fibroblast growth factor receptor (FGFR).

This press release contains forward-looking statements regarding the progress of the Company’s clinical trials, including its Phase 2 trial with ARQ 197 in non-small cell lung cancer (NSCLC) and trials, which may be conducted by Daiichi Sankyo and/or Kyowa Hakko Kirin under their agreements with the Company. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about early stage clinical trial results is not necessarily indicative of clinical efficacy and does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 may not demonstrate promising therapeutic effect; in addition, this compound may not demonstrate an appropriate safety profile in further pre-clinical testing and in current, later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development. Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data, information or studies. In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 are subject to the ability of the Company or Daiichi Sankyo, its partner, and Kyowa Hakko Kirin, a licensee of ARQ 197, to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved. Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the ARQ 197 license, co-development and co-commercialization agreement. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Furthermore, ArQule may not have the financial or human resources to pursue drug discovery successfully in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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